EXHIBIT 99.1

  Harrington West Announces Earnings for the March 2006 Quarter and
    Declares a Regular Quarterly Dividend of 12.5 Cents Per Share

    SOLVANG, Calif.--(BUSINESS WIRE)--April 25, 2006--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that it earned $2.1 million or 38 cents per share on a fully diluted basis in the March 2006 quarter compared to $2.2 million or 40 cents per share in the March 2005 quarter. The earnings per share for the March 2006 quarter included a charge of 1 cent per share for the implementation of FAS 123(R) for the expensing of stock option grants. Lower net gains on trading assets and investments accounted for the decline in net earnings in the comparable quarters; however, core banking income on an after tax basis (net earnings excluding securities and other gains and losses) increased to 35 cents per share on a fully diluted basis in the March 2006 quarter versus 32 cents in the March 2005 quarter.
    Return on average equity was 14.0% in the March 2006 quarter compared to 16.7% in the same quarter a year ago. Book value per share was $11.51 at March 31, 2006, rising 4.1% in the quarter due to the favorable earnings and changes in other comprehensive income from the Company's interest rate risk management and investment activities. Given the financial performance, the Board of Directors declared a regular quarterly dividend of 12.5 cents per share payable on May 16, 2006 to holders of record on May 5, 2006.
    Total assets at March 31, 2006 decreased $6.7 million to $1.1 billion compared to year end 2005. Net loan balances increased $11.0 million since December 31, 2005 to $683.9 million at March 31, 2006, while the investment portfolio declined by $21.3 million to $367.1 million over the same period. Loan demand remained relatively strong within all of the Company's markets leading to the loan growth, but with the larger loan portfolio and more construction and revolving commercial lines of credit, payoffs were also higher. With the much tighter spreads on mortgage and related investments in recent quarters, management has reduced the investment portfolio. Deposit balances at March 31, 2006 were up $27.6 million from December 31, 2005 to $696.8 million.

    Financial Performance Analysis

    HWFG seeks to manage the interest rate risk of the institution to a low level, maintain relatively stable net interest margins, and grow net interest income primarily from the growth in loan balances and core deposits. As such, net interest income before the provision for loan losses was $7.8 million in the March 2006 quarter compared to $7.6 million in March 2005 quarter, growing 3.2%, in line with the growth in average earning assets over the period. Net interest margin improved to 2.83% in the March 2006 quarter compared to 2.81% and 2.84% in the December 2005 and March 2005 quarters, respectively. The lag in the repricing of some floating rate instruments (COFI and lagging PRIME and Treasury based loans and securities and 3 month LIBOR swaps relative to daily borrowings) and some competitive pressure on deposit cost have been offset by the mix change of the earning assets to higher spread earning, PRIME based loans with fees from growth in HWFG's business and construction lending.
    Banking fee income was $915 thousand in the March 2006 quarter compared to $858 thousand in the March 2005 quarter, a 6.6% increase. With the higher rate environment, early prepayment penalties were lower by $96 thousand and $238 thousand in the March 2006 quarter versus the December 2005 and March 2005 quarters, respectively. Conversely, less volatile Harrington Wealth Management, BOLI, mortgage brokerage, and deposit fees continued to grow in the March 2006 quarter over the March 2005 quarter. Shown in the following chart are the components of banking fee income and comparisons for the March 2006, December 2005, and March 2005 quarters.


                        (Dollars in thousands)
----------------------------------------------------------------------
                         March    December           March
                         2006     2005               2005
   Banking Fee Type      Quarter  Quarter  % Change  Quarter  % Change
---------------------- --------- -------- --------- -------- ---------
Mortgage Brokerage
 Fee, Prepayment
 Penalties & Other
 Loan Fees                $207     $270     -23.3%    $377     -45.1%
---------------------- --------- -------- --------- -------- ---------
Deposit, Other Retail
 Banking Fees & Other
 Fee Income                320      325      -1.5%     317        .9%
---------------------- --------- -------- --------- -------- ---------
Harrington Wealth
 Management Fees           197      188       4.8%     164      20.1%
---------------------- --------- -------- --------- -------- ---------
BOLI Income, net           191      174       9.8%               n/a
---------------------- --------- -------- --------- -------- ---------
Total                     $915     $957      -4.4%    $858       6.6%
---------------------- --------- -------- --------- -------- ---------


    General and administrative expenses were $5.4 million in the March 2006 quarter compared to $5.3 million in the December 2005 quarter and $5.2 million in the March 2005 quarter. The growth in operating expenses has largely resulted from three areas: (1) the cost to implement, support, and operate new banking offices in the Company's markets, (2) the increase in lending officers, and (3) the implementation of FAS 123(R) related to the expensing of stock option grants. The expensing of stock options added $109 thousand in additional expense in the March 2006 quarter over the March 2005 quarter. These increases have been somewhat offset by lower SOX 404 implementation expense.

    Community Banking Update

    Both loans and deposits continued to grow in the March 2006 quarter. Net loans were $683.9 million at March 31, 2006, growing $62.4 million or 10.1% since March 31, 2005. The growth in loans continued to emanate largely from construction and commercial loan categories, as shown in the following table:


                     HWFG Net Loan Growth and Mix
----------------------------------------------------------------------
                              March 31,    December 31,    March 31,
 (Dollars in millions)          2006          2005           2005
------------------------- -------------- -------------- --------------
                                   % of           % of           % of
        Loan Type          Total   Total  Total   Total  Total   Total
------------------------- ------- ------ ------- ------ ------- ------
Commercial Real Estate    $252.7   36.5% $253.2   37.2% $269.5   42.8%
------------------------- ------- ------ ------- ------ ------- ------
Multi-family Real Estate    82.4   11.9%   80.9   11.9%   83.3   13.3%
------------------------- ------- ------ ------- ------ ------- ------
Construction(1)             83.5   12.0%   70.9   10.4%   38.5    6.1%
------------------------- ------- ------ ------- ------ ------- ------
Single-family Real Estate  111.5   16.1%  115.9   17.0%  105.7   16.8%
------------------------- ------- ------ ------- ------ ------- ------
Commercial and industrial
 loans                      95.3   13.8%   96.5   14.1%   72.8   11.6%
------------------------- ------- ------ ------- ------ ------- ------
Land acquisition and
 development                39.3    5.7%   36.1    5.3%   33.8    5.4%
------------------------- ------- ------ ------- ------ ------- ------
Consumer loans              26.3    3.8%   26.7    3.9%   24.2    3.8%
------------------------- ------- ------ ------- ------ ------- ------
Other loans(2)               1.4     .2%    1.3    0.2%    1.2     .2%
------------------------- ------- ------ ------- ------ ------- ------
     Total gross loans     692.4  100.0%  681.5  100.0%  629.0  100.0%
------------------------- ------- ------ ------- ------ ------- ------
Allowance, Deferred Fees
 & Discounts/Premiums       (8.5)          (8.6)          (7.6)
------------------------- ------- ------ ------- ------ ------- ------
Net loans receivable      $683.9         $672.9         $621.4
------------------------- ------- ------ ------- ------ ------- ------

(1) Includes loans collateralized by residential, commercial and land properties.

(2) Includes loans collateralized by deposits and consumer line of credit loans.


    HWFG added $140 thousand to its allowance for loan losses in the March 2006 quarter. Total specific and general allowances for loan losses equaled $5.8 million or 0.85% of net loan balances at March 31, 2006. After virtually no non-performing loans over the last several quarters, one business loan and its related owner-occupied real estate loan in the Kansas City market became non-performing in the quarter due to a severe weakness in the operating fundamentals of the business. At March 31, 2006, HWFG had $466 thousand of non-performing loans and $1.1 million of real estate owned at fair market value, virtually all related to this business credit. Specific reserves of $260 thousand have been provided against the non-performing loans.
    Deposit balances were $696.8 million at March 31, 2006 and were 15.8% higher than March 31, 2005. The Company continued to manage its deposit cost relative to borrowing rates and increase its low and non-interest bearing deposits. Non-interest bearing deposits were $51.4 million at March 31, 2006 compared to $38.8 million at March 31, 2005. HWFG is emphasizing non costing deposit development through incentives to lenders and business developers, cross selling deposit services to commercial customers that do not have a deposit relationship, and promoting its Ultimate free checking account for retail customers. HWFG has been promoting its Diamond Certificate of Deposit account with liquidity features, which was very successful in the March 2006 quarter.
    HWFG continues to focus on organic franchise growth through new full service banking offices in its primary markets. HWFG's sixteenth office and third in Johnson County, Kansas of the Kansas City metro is scheduled to open in the third quarter of 2006. In the Phoenix, Arizona metro, the Surprise office is in the development stage and is planned to open in the first quarter of 2007, a parcel was acquired in early April 2006 for an office in the Deer Valley Airpark, and the Company is seeking a site in the Southeast Valley, bringing the planned offices to five in this market by 2008. HWFG continues to seek fill-in offices along the Central Coast of California.

    Investment Portfolio Update

    The Company's investment portfolio was $367.1 million at March 31, 2006 compared to $388.4 and $423.0 million at December 31, 2005 and March 31, 2005, respectively. With tighter market spreads and less favorable opportunities over the last year, the portfolio balances have been reduced by $55.8 million from March 31, 2005 to March 31, 2006. The trading portfolio, consisting largely of investment grade rated commercial mortgage security (CMBS) and home equity asset-backed total return swaps, continued to perform very favorably in the quarter due to tighter spreads between CMBS and ABS yields and their comparable duration LIBOR yields. These gains were partially offset by selling some of the very tight spread mortgage backed securities in the available-for-sale portfolio at losses due to interest rate increases, resulting in a net gain of $255 thousand for the March 2006 quarter.

    Closing Comments

    In commenting on the March 2006 quarter results, Craig J. Cerny, Chairman and CEO of HWFG, stated, "We are generally pleased with our results for the quarter, highlighted by a slightly improving net interest margin from the December 2005 quarter in a flat yield curve and tight spread environment, growth in the less volatile fee income sources, favorable operating expense control, and strong book value growth. We expect to grow our loans and deposits within our target range of 8-12% per year and have plans to grow our banking offices in our primary markets from 15 today to approximately 20 by 2008. We have acquired some excellent banking talent to bolster our loan production and core deposit gathering and are steadfastly committed to growing on a controlled basis a profitable franchise in an attempt to enhance shareholder value."

    Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 15 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $145.2 million in assets under management or custody.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



Consolidated Financial Data - Harrington West Financial Group, Inc.
(Unaudited)

(In thousands, except per share data)              Quarter ended
                                                 Mar. 31,     Mar. 31,
                                                   2006        2005
----------------------------------------------------------------------

Interest income                                   $17,664     $14,308
Interest expense                                    9,858       6,747
                                               ----------- -----------
Net interest income                                 7,806       7,561
Provision for loan losses                             140         150
                                               ----------- -----------
Net interest income after provision for
  loan losses                                       7,666       7,411
Non-interest income:
  Income (loss) from trading assets                   255         712
  Other gain (loss)                                    (4)         (7)
  Banking fee income                                  915         858
                                               ----------- -----------
    Non-interest income                             1,166       1,563
Non-interest expense                                5,392       5,210
                                               ----------- -----------
Income before income taxes                          3,440       3,764
Provision for income taxes                          1,342       1,529
                                               ----------- -----------
Net income                                         $2,098      $2,235
                                               =========== ===========


                                                    Quarter ended
                                                 Mar. 31,     Mar. 31,
                                                   2006        2005
                                               ----------- -----------
Per share:
Net income - basic                                  $0.39       $0.42
Net income - diluted                                $0.38       $0.40
Weighted average shares used
  in Basic EPS calculation                      5,410,370   5,291,640
Weighted average shares used
  in Diluted EPS calculation                    5,564,236   5,616,246
Cash dividends                                      $0.13       $0.11
Book value at period-end                           $11.51      $10.47
Tangible book value at period-end                  $10.29       $9.56
Ending shares                                   5,418,843   5,337,828

Financial ratios
Return on average assets                             0.74%       0.83%
Return on average equity                            14.02%      16.70%
Average equity to average
  assets (leverage ratio)                            5.29%       4.98%
Net interest margin                                  2.83%       2.84%
Efficiency ratio                                    61.83%      61.88%

Period averages
Total assets                                   $1,147,547  $1,090,606
Total loans, net of allowance                     684,183     614,185
Total earning assets                            1,100,599   1,064,977
Total deposits                                    674,124     603,755
Total equity                                       60,700      54,286



                                    Quarter Ended
               -------------------------------------------------------
(In thousands,
 except per       Mar. 31,   Dec. 31,  Sept. 30,  June 30,   Mar. 31,
 share data)        2006       2005      2005       2005       2005
----------------------------------------------------------------------

Interest income   $17,664    $16,738    $15,847    $15,163    $14,308
Interest expense    9,858      9,186      8,285      7,680      6,747
               -------------------------------------------------------
Net interest
 income             7,806      7,552      7,562      7,483      7,561
Provision for
 loan losses          140         85          -        200        150
               -------------------------------------------------------
Net interest
 income after
 provision for
 loan losses        7,666      7,467      7,562      7,283      7,411

Non-interest income:
Income (loss) from
 trading assets       255         64         89         71        712
Other gain (loss)      (4)        (2)        (7)         1         (7)
Banking fee income    915        957      1,159        974        858
               -------------------------------------------------------
                    1,166      1,019      1,241      1,046      1,563
Non-interest
 expense            5,392      5,349      5,379      5,138      5,210
               -------------------------------------------------------
Income before
 income taxes       3,440      3,137      3,424      3,191      3,764
Provision for
 income taxes       1,342      1,085      1,326      1,240      1,529
               -------------------------------------------------------
Net income         $2,098     $2,052     $2,098     $1,951     $2,235
               =======================================================
Per share:
Net income -
 basic              $0.39      $0.38      $0.39      $0.36      $0.42
Net income -
 diluted            $0.38      $0.36      $0.37      $0.35      $0.40
Weighted average
 shares used in
 Basic EPS
 calculation    5,410,370  5,373,936  5,364,077  5,360,331  5,291,640
Weighted average
 shares used in
 Diluted EPS
 calculation    5,564,236  5,642,716  5,649,134  5,639,756  5,616,246
Cash dividends
 per share          $0.13      $0.13      $0.12      $0.11      $0.11
Book value at
 period-end        $11.51     $11.06     $10.85     $10.46     $10.47
Tangible book
 value at
 period-end        $10.29      $9.82      $9.61      $9.19      $9.56
Ending shares   5,418,843  5,384,843  5,364,498  5,363,853  5,337,828

Financial ratios
Return on average
 assets              0.74%      0.72%      0.75%      0.71%      0.82%
Return on average
 equity             14.02%     13.76%     14.68%     13.94%     16.47%
Average equity
 to average
 assets (leverage
 ratio)              5.29%      5.23%      5.24%      5.06%      4.98%
Net interest
 margin              2.83%      2.81%      2.84%      2.82%      2.84%
Efficiency ratio    61.83%     62.86%     61.68%     60.76%     61.88%

Period averages
Total assets    1,147,547  1,132,138  1,113,282  1,106,249  1,090,606
Total loans,
 net of
 allowance        684,183    659,093    641,446    631,198    614,185
Total earning
 assets         1,100,599  1,086,463  1,067,568  1,065,574  1,064,977
Total deposits    674,124    672,020    662,787    608,855    603,755
Total equity       60,700     59,181     56,002     56,002     54,286

Balance sheet at period-end
Cash and due
 from banks       $18,540    $19,312    $18,314    $14,271    $11,589
Investments and
 fed funds sold   367,127    388,407    391,671    402,085    422,963
Loans, before
 allowance for
 loan losses      689,668    678,551    656,822    640,466    626,797
Allowance for
 loan losses       (5,800)    (5,661)    (5,576)    (5,576)    (5,377)
Goodwill and
 core deposit
 intangibles        6,620      6,683      6,686      6,783      4,856
Other assets       57,312     52,895     53,730     51,237     32,418
               -------------------------------------------------------
Total assets   $1,133,467 $1,140,187 $1,121,647 $1,109,266 $1,093,246
               =======================================================

Interest bearing
 deposits        $645,390   $619,213   $622,961   $605,259   $562,713
Non-interest
 bearing
 deposits          51,373     49,932     48,741     40,056     38,800
Other
 borrowings       369,908    403,787    377,939    400,954    430,253
Other
 liabilities        4,438      7,681     13,783      6,895      5,585
Shareholders'
 equity            62,358     59,574     58,223     56,102     55,895
               -------------------------------------------------------
Total liabilities
 and shareholders'
 equity        $1,133,467 $1,140,187 $1,121,647 $1,109,266 $1,093,246
               =======================================================

Asset quality and capital
 - at period-end
Non-accrual loans      $-         $-        $20       $608       $112
Loans past due
 90 days or more      466          -          -          -          -
Other real
 estate owned       1,050          -          -          -          -
               -------------------------------------------------------
Total non performing
 assets            $1,516         $-        $20       $608       $112
               =======================================================

Allowance for
 losses to loans     0.85%      0.84%      0.85%      0.87%      0.85%
Non-accrual loans
 to total loans      0.00%      0.00%      0.00%      0.10%      0.02%
Non-performing
 assets total
 assets              0.13%      0.00%      0.00%      0.05%      0.01%



                      Three months ended        Three months ended
(In thousands)          March 31, 2006            March 31, 2005
                ---------------------------- -------------------------
                 Balance   Income   Rate(6)   Balance  Income  Rate(6)
                ---------------------------- -------------------------
Interest earning assets:
 Loans
  receivable(1)   $684,183  $12,654    7.43%   $614,185  $9,908  6.45%
 FHLB stock         16,396      194    4.80%     15,388     145  3.78%
 Securities and
  trading account
  assets(2)        388,578    4,765    4.91%    426,506   4,220  3.96%
 Cash and cash
  equivalents(3)    11,442       51    1.81%      8,898      35  1.57%
               ----------- --------         ----------- -------
 Total interest
  earning
  assets         1,100,599   17,664    6.44%  1,064,977  14,308  5.37%
                            --------                     -------
Non-interest-
 earning assets     46,948                       25,629
                -----------                  -----------
  Total assets  $1,147,547                   $1,090,606
                ===========                  ===========

Interest bearing liabilities:
 Deposits:
 NOW and money
  market accounts $110,680     $549    2.01%   $119,486    $386  1.29%
 Passbook accounts
  and certificates
  of deposit       514,849    4,698    3.70%    449,105   2,699  2.40%
                ----------- --------         ----------- -------
  Total deposits   625,529    5,247    3.40%    568,591   3,085  2.17%

 FHLB advances(4)  322,100    3,712    4.67%    320,900   2,812  3.51%
  Reverse
   repurchase
   agreements       59,102      436    2.95%     79,611     514  2.58%
  Other
   borrowings(5)    25,774      463    7.19%     25,000     336  5.38%
                ----------- --------         ----------- -------
  Total interest-
   bearing
   liabilities   1,032,505    9,858    3.85%    994,102   6,747  2.71%
                            --------                     -------
Non-interest-
 bearing
 deposits           48,595                       35,164
Non-interest-
 bearing
 liabilities         5,747                        7,054
                -----------                  -----------
  Total
   liabilities   1,086,847                    1,036,320
Stockholders'
 equity             60,700                       54,286
                -----------                  -----------
  Total liabilities
   and stockholders'
   equity       $1,147,547                   $1,090,606
                ===========                  ===========
Net interest-
 earning assets
 (liabilities)     $68,094                      $70,875
                ===========                  ===========

Net interest
 income/interest
 rate spread                 $7,806    2.59%             $7,561  2.66%
                            ======== =======           ======= =======
Net interest
 margin                                2.83%                     2.84%
                                     =======                   =======
Ratio of average
 interest-earning
 assets to average
 interest-bearing
 liabilities                         106.60%                   107.13%
                                     =======                   =======

1) Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.

2) Consists of securities classified as available for sale, held to maturity and trading account assets.

3) Consists of cash and due from banks and Federal funds sold.

4) Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5) Consists of other debt and a note payable under a revolving line of credit.

6) Annualized.


    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 480-596-6555
             or
             For share transfer information contact:
             Lisa F. Watkins, 805-688-6644